FINANCIAL COMMUNICATIONS CONSULTING AGREEMENT

This consulting agreement ("Agreement"), effective as of August 17, 2010 (the “Effective Date”), is entered by and between Tactical Air Defense Services, Inc. a Nevada corporation ("the Company or “Company") and Wall Street Resources, Inc., a Florida corporation ("Consultant").

RECITALS

WHEREAS, the Company is a public company with its shares of common stock trading under the symbol “TADF” on the OTCBB exchange in the United States; and

WHEREAS, Consultant has experience in the area of security analysis, corporate finance, investor communications; and

WHEREAS, the Company desires to engage the services of Consultant to provide investor relations services and communications with existing shareholders, brokers, dealers and other investment professionals, as to the Company's current and proposed activities;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and intending to be legally bound, the Company and Consultant agree as follows:

1.
Term of Consultancy.   The Company engages Consultant to act in a consulting capacity to the Company, and Consultant agrees to provide services to the Company commencing on the date first set forth above and ending August 16, 2011. Notwithstanding the above, the Company may terminate the Agreement with 30 day written notice.

2.	Duties of Consultant. The Consultant will generally provide the following consulting services (the “Services”) during the term of this Agreement:

a)	Include a write up of the Company in 12 monthly newsletters;

b)	Include a write up of the Company in 260 daily newsletters;

c)	Featured the Company on WSR’s website with dedicated landing page;

d)	Create and maintain a 2 page fact sheet and corporate profile;

e)	Edit and submit press releases (an average of one per month included in price).

f)	Manage all incoming investor calls and emails.

g)
Set up and manage a fully automated IR tool suite that mirrors the Company’s website, automatically populates with new press releases and SEC filings, provides fully functional contact management system and email alerts platform.  Note: The Company must engage Equisolve, LLC or equivalent platform for Consultant to fulfill this portion on the agreement.

3.
Allocation of Time and Energies.  The Consultant will perform the Services in a professional manner in accordance with accepted industry standards and in compliance with applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, the parties acknowledge and agree that a disproportionately large amount of the effort to be extended and the costs to be incurred by the Consultant, and the benefits to be received by the Company, are to be expected to occur upon and shortly after, and in any event, within two months of the effectiveness of this Agreement.  It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock. It is understood that the Company is entering into this Agreement with the understanding that Gerald N. Kieft will be the principal of Consultant during the entire term of this Agreement.

4. Remuneration.

a.
For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue and deliver to the Consultant the "Commencement Bonus", payable in the form of 6,000,000 shares of the Company's 144 restricted common Stock ("Common Stock"). The Company also agrees to pay Consultant a retainer of $3,500 per month in cash beginning in month four of the Agreement. The Commencement Bonus shall be issued to the Consultant immediately following execution of this Agreement and shall, when issued to the Consultant, be fully paid and non-assessable. The monthly retainer shall be paid to the Consultant in monthly installments due on each 30-day anniversary of the Effective Date with the first payment due on November 17, 2010.  The Company also agrees to hire a third party vendor selected by the Consultant for $500 in cash per month to implement an IR suite that mirrors the Company’s website immediately following execution of this Agreement.  The Company understands and agrees that Consultant has forgone significant opportunities to accept this engagement and the Company derives substantial benefit from the execution of this Agreement and the ability to establish its relationship with Consultant. The shares of Common Stock issued as a Commencement Bonus, therefore, constitute payment for Consultant's agreement to consult with the Company and are a nonrefundable and non-ratable retainer. Such Shares are not a prepayment for future services. If the Company attempts to terminate this Agreement prior to the expiration of its term for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the Shares paid to it hereunder.

b.
Consultant acknowledges that the shares of restricted Common Stock to be issued pursuant to this Agreement (collectively, the "Shares") have not been registered under the Securities Act of 1933 and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such a resale or transfer is exempt from the registration requirements of Rule 144 of the Act.

5.
Expenses.  Consultant agrees to pay for all its expenses (phone, labor, etc.), other than extraordinary items for which the Company will reimburse Consultant.  Such extraordinary items include travel and entertainment required by/or specifically requested by the Company, luncheons or dinners for large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, and like expenses, expenses which shall be approved by the Company prior to its incurring an obligation for reimbursement.   Company is also responsible for direct costs relating the production and mailing of investor relations kits.

6.	Indemnification.

a.
The Company agrees to indemnify and hold harmless Consultant, its officers, directors, employees, affiliates and agents harmless from and against any and all losses, claims, damages and liabilities, related to or arising out of any breach by the Company of its obligations under this Agreement and/or the Company’s actions in connection with the transactions and/or activities contemplated herein.

b.
Consultant agrees to indemnify and hold harmless Company, its officers, directors, employees, affiliates and agents harmless from and against any and all losses, claims, damages and liabilities, related to or arising out of any breach by Consultant of its obligations under this Agreement and/or the Consultant’s actions in connection with the transactions and/or activities contemplated herein.

7.
Representations. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant are accurate, and the Consultant warrants and represents that all communications by Consultant with the public, with respect to the financial affairs, operations, profitability and strategic planning of the Company, will be in accordance with information provided to it by the Company. The Consultant may rely upon the accuracy of the information provided by the Company without independent investigation. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the Services set forth herein. Consultant acknowledges that to the best of its knowledge, the performance of the Services will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities law. The Company acknowledges that to the best of its knowledge that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. The Company also acknowledges that, to the best of its knowledge, the Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

8.
Status as Independent Contractor. Consultant’s engagement pursuant to this Agreement shall be as independent contractor, and not as employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements, without the express written consent of the entity to be bound.

9.
Attorneys' Fees.  If any legal action(s) or any arbitration or other proceeding(s) is brought for the enforcement or interruption of the Agreement, or because of alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's' fees and other costs in connection with that action(s) or proceeding(s), in addition to any other relief to which they may be entitled.

10.	Waiver. The waiver by either party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

11.
Notices.  All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address set forth herein below:

Tactical Air Defense Services, Inc.                                                                                     Wall Street Resources, Inc.
123 West Nye Lane, Suite 517                                                                                     3557 SW Corporate Parkway
Carson City, Nevada 89706	Palm City, FL 34990
Either party may change address, to which notices for it shall be addressed by providing notice of such change to the other party, in the manner set forth in this paragraph.

12.
Choice of Law, Jurisdiction and Venue.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Florida, without giving effect to its conflict of laws or choice of law principles.

13.
Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in West Palm Beach, Florida in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

14.
Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

AGREED TO:

"The Company"	Tactical Air Defense Services, Inc.
123 West Nye Lane
Suite 517
Carson City, Nevada 89706

Dated: August 17, 2010                                                      By: ___________________________
Alexis Korybut
Chief Executive Officer
and Its Duly Authorized Officer

"Consultant"	Wall Street Resources, Inc.
3557 SW Corporate Parkway
Palm City, FL 34990

Dated: _______________                                                                By: ____________________________
Gerald N. Kieft
President
and Its Duly Authorized Offi